Exhibit 99.1

News Release

CBOE HOLDINGS, INC. REPORTS
THIRD QUARTER 2012 RESULTS

Third Quarter Financial Highlights
-- Operating Revenues of $128.3 Million, Down 11 Percent Compared with Last Year's Record Quarter
-- GAAP Net Income Allocated to Common Stockholders of $45.2 Million; Diluted EPS of $0.52
-- Adjusted Net Income Allocated to Common Stockholders of $37.7 Million1; Adjusted Diluted EPS of $0.431
-- Total Options Market Share of 29.3 Percent for 3Q12, Up 180 Basis Points from 27.5 Percent in 3Q112
CHICAGO, November 1, 2012 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported third quarter 2012 net income allocated to common stockholders of $45.2 million, or $0.52 per diluted share, compared with $40.6 million, or $0.45 per diluted share in the third quarter of 2011. On an adjusted basis, net income allocated to common stockholders was $37.7 million, or $0.43 per share, compared with $44.7 million, or $0.50 per diluted share, in the same period last year. Operating revenues of $128.3 million for the third quarter decreased 11 percent compared with $143.6 million in the third quarter of 2011.
Financial results presented on an adjusted basis for the third quarter exclude a tax benefit of $7.7 million, or $0.09 per diluted share in 2012, and a tax charge of $4.2 million, or $0.05 per diluted share in 2011, which the company believes are not representative of its core operating performance.

“Our diverse product line, market share gains and disciplined financial management enabled CBOE to post positive financial results, despite lower industry-wide trading activity. We were especially pleased to see the continued growth of trading in our volatility products, which included record volume in VIX futures,” said William J. Brodsky, CBOE Holdings Chairman and CEO. “We are optimistic that we can continue to weather market challenges in the short-term, while focusing on product innovation and education to grow our business in the long-term."
"We are pleased to report solid third quarter results, particularly in comparison with last year's record quarter. In September, we took proactive measures to reduce expenses while continuing to invest in our growth initiatives," said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "Our balance sheet remains strong, with cash of $160 million and no debt. As we await clarity surrounding possible tax law changes, we are considering all capital deployment alternatives to further enhance stockholder returns," Dean added.
For the nine months ended September 30, 2012, net income allocated to common stockholders was $116.0 million, or $1.33 per diluted share, compared with $105.3 million, or $1.17 per diluted share, in the same period last year. On an adjusted basis, net income allocated to common stockholders was $108.5 million, or $1.24 per diluted share, compared with $110.0 million, or $1.22 per diluted share, for the comparable period in 2011. Operating revenues were $382.3 million for the nine months ended September 30, 2012, down 1 percent from $387.9 million in the prior year period.
1 A full reconciliation of CBOE Holdings' non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
2 Represents options market share for CBOE and C2, adjusted to exclude dividend trades.

Key Statistics and Financial Highlights
The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters and nine months ended September 30, 2012 and 2011. Financial results presented on an adjusted basis provide supplemental information to measure period-over-period comparisons by adjusting for certain items that management believes are not indicative of the company's core operating performance.

(in millions, except per share and fee per contract)	3Q 2012	3Q 2011	Y/Y Change	YTD 2012	YTD 2011	Y/Y Change
Key Statistics:
Average Daily Volume (options and futures)	4.34	5.48	(21)%	4.67	5.01	(7)%
Total Trading Volume (options and futures)	273.3	350.8	(22)%	878.6	946.0	(7)%
Average Revenue Per Contract	$0.317	$0.313	1%	$0.303	$0.302	—%
GAAP Financial Highlights:
Total Operating Revenues	$128.3	$143.6	(11)%	$382.3	$387.9	(1)%
Total Operating Expenses	67.5	68.6	(2)%	197.9	199.0	(1)%
Operating Income	60.8	75.0	(19)%	184.4	188.9	(2)%
Operating Margin %	47.4%	52.2%	(480)bps	48.2%	48.7%	(50)bps
Net Income	$45.8	$41.3	11%	$117.7	$107.6	9%
Net Income Allocated to Common Stockholders	$45.2	$40.6	11%	$116.0	$105.3	10%
Diluted EPS	$0.52	$0.45	16%	$1.33	$1.17	14%
Weighted Average Shares Outstanding	87,272	90,334	(3)%	87,523	90,195	(3)%
Adjusted Financial Highlights (1)
Total Operating Expenses	$67.5	$68.6	(2)%	$197.7	$198.5	—%
Operating Income	60.8	75.0	(19)%	184.5	189.4	(3)%
Operating Margin %	47.4%	52.2%	(480)bps	48.3%	48.8%	(50)bps
Net Income	$38.1	$45.6	(16)%	$110.1	$112.4	(2)%
Net Income Allocated to Common Stockholders	$37.7	$44.7	(16)%	$108.5	$110.0	(1)%
Diluted EPS	$0.43	$0.50	(14)%	$1.24	$1.22	2%
(1) A full reconciliation of our non-GAAP results to our GAAP results for the 2012 and 2011 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
Revenues
Operating revenues were $128.3 million in the third quarter of 2012, down $15.3 million, or 11 percent, from $143.6 million in the third quarter of 2011. The decrease was primarily driven by a $23.2 million decline in transaction fees, offset somewhat by a $3.3 million increase in exchange services and other fees and a $3.9 million increase in other revenue. The increase in exchange services and other fees was due to fee increases implemented at the start of the year. The increase in other revenue reflects fines assessed to trading permit holders resulting from disciplinary actions.
Transaction fees were down 21 percent for the quarter due to a 22 percent decline in trading volume, offset somewhat by a 1 percent increase in the average revenue per contract (RPC) compared with last year's third quarter. Trading volume for the third quarter was 273.3 million contracts, or 4.34 million contracts per day, compared with the all-time- record volume of 350.8 million contracts, or 5.48 million contracts per day in the third quarter of 2011. RPC increased to $0.317 compared with $0.313 in the third quarter of 2011.
The increase in RPC primarily reflects higher average transaction fees derived from the company's index options and futures contracts as a result of fee changes implemented in early 2012. These fee changes increased the RPC on index options and futures contracts by 13 percent and 17 percent, respectively, for the third quarter of 2012 versus the third quarter of 2011. These RPC gains more than offset a decline in RPC for multiply-listed options (equities and exchange-traded funds), resulting from CBOE's Volume Incentive Program implemented earlier this year. The average revenue per contract represents total transaction fee revenue divided by total reported trading volume for Chicago

Board Options Exchange (CBOE), C2 Options Exchange (C2) and CBOE Futures Exchange (CFE).
Operating Expenses
Operating expenses decreased $1.1 million, or 2 percent, to $67.5 million compared with $68.6 million in the third quarter of 2011. This decrease primarily reflects lower costs for royalty fees and trading volume incentives, offset somewhat by increases in outside services and employee costs.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $46.1 million for the third quarter of 2012, up $3.8 million, or 9 percent, compared with last year's third quarter. The increase was primarily driven by higher expenses for outside services and employee costs. Outside services were up primarily due an increase in legal fees. The increase in employee costs was mainly due to severance charges of $2.0 million.
Volume-based expenses, which include royalty fees and trading volume incentives, were $12.7 million in the third quarter of 2012, representing a decrease of $4.8 million, or 27 percent, compared with the same period last year. This decrease reflects a $2.7 million decline in royalty fees, which are directly related to lower trading volume in licensed index products, and a $2.1 million decrease in trading volume incentives. The decline in trading volume incentives primarily resulted from lower trading volume in multiply-listed options and changes to the incentive program criteria.
Operating Margin
The company's operating margin for the third quarter of 2012 was 47.4 percent compared with 52.2 percent for the same quarter last year when the company reported its highest-ever quarterly operating margin driven by record revenue.
Effective Tax Rate
On a GAAP basis, the company reported an effective tax rate of 24.4 percent for the quarter versus 44.6 percent in last year's third quarter. The effective rate for the current quarter includes the benefit of significant discrete items relating to prior years totaling $7.7 million, or $0.09 per share. The effective rate is also impacted by the recognition of other discrete items and the benefit of a new tax apportionment method enacted by Illinois. The prior year quarter included the impact of an increase in the Illinois tax rate effective January 1, 2011 and a charge of $4.2 million, or $0.05 per share, taken to reserve for potential additional tax liabilities as a result of an advisory opinion from New York State taxing authorities.

The adjusted effective tax rate for the third quarter of 2012 and 2011, which excludes the $7.7 million and the $4.2 million, was 37.1 percent and 38.9 percent, respectively.

The company noted that it now expects its adjusted effective tax rate for the full-year 2012 to be in a range of 39.6 to 40.1 percent. The most significant differences in the adjusted effective rate and the statutory rate are state income taxes and discrete items relating to the current period.
Third Quarter 2012 Operational Highlights and Recent Developments

•	For a third consecutive quarter, CFE experienced record-setting quarterly trading volume.

•
On July 27, CBOE introduced a fully-electronic process for trading SPX Variance Strips, a portfolio of S&P 500 Index options intended to replicate S&P 500 implied variance exposure, in a single transaction. Trading in SPX Variance Strips (ticker: VSTRP) is aimed at qualified professional investors and employs a special quoting convention similar to the over-the-counter method for quoting variance swaps.

•	On August 28, CBOE launched trading in a new type of S&P 500® Index options contract, known as CBOE S&P 500 Range options (ticker: SRO).

•
On September 5 through 7, CBOE held its first European Risk Management Conference near Dublin, Ireland, which was attended by more than 160 participants, including some of Europe's most sophisticated options and volatility practitioners.

•
On September 6, the company announced plans to expand trading hours for CBOE Volatility Index (VIX Index) futures to virtually 24 hours from eight hours beginning sometime in 2013. VIX Index futures will be the first contract traded on a CBOE Holdings exchange with around-the-clock access, five days a week, pending regulatory approval. CFE also plans to establish a London hub next year, with CFE network equipment housed in a London data center. The hub is intended to provide European firms with a cost-efficient way to send and receive CFE data and to execute trades on the exchange.

•
On September 26, 2012, the Illinois Supreme Court refused to hear International Securities Exchange's (ISE) appeal of the Appellate Court's May 25, 2012 decision that affirmed a permanent injunction prohibiting ISE from listing or providing an exchange market for trading in options on either the S&P 500® Index (S&P 500) or the Dow Jones Industrial AverageSM (DJIA). This injunction also forbids OCC from clearing options on these indexes for ISE.

2012 Fiscal Year Financial Guidance
Based on its year-to-date financial results, the company updated its 2012 fiscal year guidance as follows:

•	Revenue from exchange services and other fees is now expected to be between $28.5 million to $30.5 million for the year, up from the previous guidance range of $27.0 million to $29.0 million.

•
Core expenses were reaffirmed to be in the range of $173.0 million to $178.0 million. Previously, the company expected core expenses to be at the low end of the guidance range if volume had been flat to up 4 percent in 2012 and at the high end of the range if volume growth was 5 percent or higher. The company now expects core expenses to be near the midpoint of the guidance range.

•
The adjusted effective tax rate for the full-year 2012 is now expected to be in a range of 39.6 to 40.1 percent versus the previous guidance range of 41.2 percent to 41.7 percent. The most significant differences in the adjusted effective rate and the statutory rate are state income taxes and discrete items relating to the current period. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

The company reaffirmed the following 2012 financial guidance last provided in its August 2, 2012 earnings press release:

•	Access fees are expected to be in a range of $64.0 million to $67.0 million.

•	Continuing stock-based compensation expense, included in core expenses above, is expected to be in the range of $12.2 million to $12.7 million.

•	Depreciation and amortization expense is expected to be in the range of $33.0 million to $35.0 million.

•	Capital expenditures are expected to be in the range of $30.0 million to $35.0 million.
Return of Capital to Stockholders
As announced on October 30, 2012, CBOE Holdings' Board of Directors declared a fourth-quarter dividend of $0.15 per share, payable December 21, 2012, to stockholders of record on November 30, 2012.
During the third quarter of 2012, the company did not repurchase any shares of its common stock. Year to date, the company has repurchased 1,871,424 shares at an average price of $26.58 per share, for an aggregate purchase price of $49.7 million. At September 30, 2012, the company had approximately $103.3 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its third quarter financial results today, November 1, 2012, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, November 1, through 11:00 p.m. CT, November 15, 2012, by calling (800) 585-8367 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 28432327.

About CBOE Holdings
CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), CBOE Futures Exchange (CFE) and other subsidiaries. CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options and volatility trading through product innovation, trading technology and investor education. CBOE Holdings offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options and futures on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE Holdings is home to the world-renowned Options Institute and www.cboe.com, the go-to place for options and volatility trading resources. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our exclusive licenses to list certain index options; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes affecting the options markets; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; increasing price competition; our ability to maintain access fee revenues; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com
CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CFE®, FLEX®, LEAPS®, CBOE Volatility Index® and VIX® and are registered trademarks and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, SPXSM and The Options InstituteSM are service marks of Chicago Board Options Exchange, Incorporated (CBOE).  C2SM, C2 Options Exchange SM and SPXpmSM are service marks of C2 Options Exchange, Incorporated (C2) .Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
PRODUCT:
Equities	1,964	2,007	2,320	1,695	1,968
Indexes	1,150	1,252	1,174	1,202	1,590
Exchange-traded funds	1,124	1,451	1,321	1,366	1,861
Total Options Average Daily Volume	4,238	4,710	4,815	4,263	5,419
Futures	99	93	67	38	62
Total Average Daily Volume	4,337	4,803	4,882	4,301	5,481

Mix of Trading Volume by Product

	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
PRODUCT:
Equities	45.3%	41.8%	47.5%	39.4%	35.9%
Indexes	26.5%	26.1%	24.0%	28.0%	29.0%
Exchange-traded funds	25.9%	30.2%	27.1%	31.7%	34.0%
Futures	2.3%	1.9%	1.4%	0.9%	1.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
Trading Days	63	63	62	63	64
PRODUCT:
Equities	$0.118	$0.123	$0.110	$0.167	$0.159
Indexes	0.682	0.677	0.658	0.631	0.605
Exchange-traded funds	0.177	0.180	0.171	0.212	0.192
Total Options Average Transaction Fee	0.287	0.288	0.261	0.312	0.301
Futures	1.606	1.607	1.697	1.329	1.371
Total Average Transaction Fee Per Contract	$0.317	$0.314	$0.280	$0.321	$0.313

Transaction Fees by Product (in thousands)

	3Q 2012	2Q 2012	1Q 2012	4Q 2011	3Q 2011
PRODUCT:
Equities	$14,645	$15,617	$15,894	$17,860	$20,019
Indexes	49,385	53,383	47,907	47,808	61,524
Exchange-traded funds	12,561	16,429	14,036	18,230	22,836
Total Options Transaction Fees	$76,591	$85,429	$77,837	$83,898	$104,379
Futures	10,030	9,456	6,998	3,149	5,461
Total Transaction Fees	$86,621	$94,885	$84,835	$87,047	$109,840

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended September 30,		Nine months ended September 30,

(in thousands)	2012	2011	2012	2011
Total Operating Expenses	$67,458	$68,638	$197,915	$198,984
Less:
Depreciation and amortization	8,634	8,897	25,274	26,588
Accelerated stock-based compensation expense	—	—	194	453
Volume-based expenses:
Royalty fees	11,304	13,956	34,496	35,475
Trading volume incentives	1,423	3,525	5,248	11,799
Core Operating Expenses (non-GAAP):	$46,097	$42,260	$132,703	$124,669
Less: Continuing stock-based compensation expense	(3,082)	(2,976)	(8,854)	(9,156)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$43,015	$39,284	$123,849	$115,513

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$27,166	$25,945	$77,562	$75,733
Data processing	5,070	4,337	14,896	13,671
Outside services	9,075	6,881	25,510	20,650
Travel and promotional expenses	2,548	2,416	8,018	6,470
Facilities costs	1,268	1,081	3,797	3,974
Other expenses	970	1,600	2,920	4,171
Total	$46,097	$42,260	$132,703	$124,669

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

(in thousands, except per share amounts)	Three months ended September 30, 2012			Three months ended September 30, 2011
		Items Impacting Results			Items Impacting Results
	Reported (GAAP)	Income tax adjustments¹	After Considering Items (non-GAAP)	Reported (GAAP)	Income tax adjustments[3]	After Considering Items (non-GAAP)
Total Operating Revenues	$128,319		$128,319	$143,604		$143,604
Total Operating Expenses	67,458		67,458	68,638		68,638
Operating Income	60,861		60,861	74,966		74,966
Operating Margin	47.4%		47.4%	52.2%		52.2%
Total Other Income /(Expense)	(327)		(327)	(401)		(401)
Income Before Income Taxes	60,534		60,534	74,565		74,565
Income Tax Provision	14,776	7,654	22,430	33,238	(4,223)	29,015
Effective Income Tax Rate	24.4%		37.1%	44.6%		38.9%
Net Income	$45,758	$(7,654)	$38,104	$41,327	$4,223	$45,550
Net Income Allocated to Participating Securities	(515)	86	(429)	(730)	(75)	(805)
Net Income Allocated to Common Stockholders	$45,243	$(7,568)	$37,675	$40,597	$4,148	$44,745
Diluted Net Income per Share Allocated to Common Stockholders	$0.52	$(0.09)	$0.43	$0.45	$0.05	$0.50

(in thousands, except per share amounts)	Nine months ended September 30, 2012				Nine months ended September 30, 2011
		Items Impacting Results				Items Impacting Results
	Reported (GAAP)	Income tax adjustments¹	Accelerated stock-based compensation[2]	After Considering Items (non-GAAP)	Reported (GAAP)	Income tax adjustments[3]	Accelerated stock-based compensation[4]	Impairment charge[5]	After Considering Items (non-GAAP)
Total Operating Revenues	$382,261			$382,261	$387,935				$387,935
Total Operating Expenses	197,915		(194)	197,721	198,984		(453)		198,531
Operating Income	184,346	—	194	184,540	188,951		453		189,404
Operating Margin	48.2%			48.3%	48.7%				48.8%
Total Other Income /(Expense)	(1,193)			(1,193)	(1,204)			460	(744)
Income Before Income Taxes	183,153		194	183,347	187,747		453	460	188,660
Income Tax Provision	65,482	7,654	80	73,216	80,148	(4,223)	188	191	76,304
Effective Income Tax Rate	35.8%			39.9%	42.7%				40.4%
Net Income	$117,671	$(7,654)	$114	$110,131	$107,599	$4,223	$265	$269	$112,356
Net Income Allocated to Participating Securities	(1,690)	110	(2)	(1,582)	(2,294)	(90)	(6)	(6)	(2,396)
Net Income Allocated to Common Stockholders	$115,981	$(7,544)	$112	$108,549	$105,305	$4,133	$259	$263	$109,960
Diluted Net Income per Share Allocated to Common Stockholders	$1.33	$(0.09)	$—	$1.24	$1.17	$0.05	$—	$—	$1.22

NOTES: Amounts may not foot due to rounding.

1)	In the third quarter of 2012, the company recorded tax benefits relating to significant discrete items.

2)
In the first quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to two board members who left the Board.

3)
In the third quarter of 2011, the company recorded a charge for additional income tax expense due to potential additional tax liabilities for prior periods dating back to 2007 as a result of an advisory opinion from New York State taxing authorities issued during the quarter.

4)
In the first and second quarters of 2011, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board.

5)	In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and nine months ended September 30, 2012 and 2011

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

Operating Revenues:
Transaction fees	$86,621	$109,840	$266,341	$286,018
Access fees	15,965	16,918	48,107	51,564
Exchange services and other fees	7,771	4,531	23,072	13,497
Market data fees	6,101	4,909	18,850	14,847
Regulatory fees	5,711	5,266	14,487	14,994
Other revenue	6,150	2,140	11,404	7,015
Total Operating Revenues	128,319	143,604	382,261	387,935

Operating Expenses:
Employee costs	27,166	25,945	77,756	76,186
Depreciation and amortization	8,634	8,897	25,274	26,588
Data processing	5,070	4,337	14,896	13,671
Outside services	9,075	6,881	25,510	20,650
Royalty fees	11,304	13,956	34,496	35,475
Trading volume incentives	1,423	3,525	5,248	11,799
Travel and promotional expenses	2,548	2,416	8,018	6,470
Facilities costs	1,268	1,081	3,797	3,974
Other expenses	970	1,600	2,920	4,171
Total Operating Expenses	67,458	68,638	197,915	198,984

Operating Income	60,861	74,966	184,346	188,951

Other Income / (Expense):
Investment income	41	15	89	119
Net loss from investment in affiliates	(368)	(190)	(1,282)	(650)
Interest and other borrowing costs	—	(226)	—	(673)
Total Other Expense	(327)	(401)	(1,193)	(1,204)

Income Before Income Taxes	60,534	74,565	183,153	187,747
Income Tax Provision	14,776	33,238	65,482	80,148
Net Income	45,758	41,327	117,671	107,599
Net Income allocated to participating securities	(515)	(730)	(1,690)	(2,294)
Net Income allocated to common stockholders	$45,243	$40,597	$115,981	$105,305

Net income per share allocated to common stockholders
Basic	$0.52	$0.45	$1.33	$1.17
Diluted	0.52	0.45	1.33	1.17
Weighted average shares used in computing income per share:
Basic	87,272	90,334	87,523	90,195
Diluted	87,272	90,334	87,523	90,195

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2012 and December 31, 2011

(in thousands, except share amounts)	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$160,281	$134,936
Accounts receivable - net of allowances of $331 and $304	45,379	37,578
Marketing fee receivable	8,456	5,195
Income taxes receivable	16,809	6,756
Other prepaid expenses	6,737	4,152
Other current assets	786	1,065
Total Current Assets	238,448	189,682
Investments in Affiliates	14,257	14,305
Land	4,914	4,914
Property and Equipment:
Construction in progress	9,287	1,264
Building	62,148	60,917
Furniture and equipment	257,249	252,905
Less accumulated depreciation and amortization	(251,157)	(238,288)
Total Property and Equipment—Net	77,527	76,798
Other Assets:
Software development work in progress	11,881	6,168
Data processing software and other assets (less accumulated amortization of $131,153 and $121,173)	30,499	36,001
Total Other Assets—Net	42,380	42,169
Total	$377,526	$327,868

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$38,307	$46,071
Marketing fee payable	9,043	5,765
Deferred revenue	8,713	351
Post-retirement medical benefits	26	100
Total Current Liabilities	56,089	52,287

Long-term Liabilities:
Post-retirement medical benefits	1,882	1,781
Income taxes payable	18,206	12,185
Other long-term liabilities	3,968	3,906
Deferred income taxes	21,860	21,439
Total Long-term Liabilities	45,916	39,311
Total Liabilities	102,005	91,598
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at September 30, 2012 and December, 31, 2011	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 91,270,199 issued and 87,271,635 outstanding at September 30, 2012; 90,781,222 issued and 88,768,885 outstanding at December 31, 2011	913	908
Additional paid-in-capital	64,512	55,469
Retained Earnings	315,203	232,121
Treasury Stock, at cost: 3,998,564 shares at September 30, 2012	(104,200)	(51,329)
Accumulated other comprehensive loss	(907)	(899)
Total Stockholders' Equity	275,521	236,270

Total	$377,526	$327,868

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine months ended September 30, 2012 and 2011

	Nine Months Ended September 30,
(in thousands)	2012	2011
Cash Flows from Operating Activities:
Net Income	$117,671	$107,599
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	25,274	26,588
Other amortization	66	67
Provision for deferred income taxes	387	(911)
Stock-based compensation	9,048	9,608
Loss on disposition of property	—	1,179
Loss on investment in affiliates	1,282	190
Impairment of investment in affiliates and other assets	—	460
Net change in assets and liabilities	(12,860)	19,517
Net Cash Flows provided by Operating Activities	140,868	164,297
Cash Flows from Investing Activities:
Capital and other asset expenditures	(26,829)	(23,485)
Investment in affiliates	(1,234)	—
Proceeds from disposition of property	—	57
Net Cash Flows used in Investing Activities	(28,063)	(23,428)
Cash Flows from Financing Activities:
Payment of quarterly dividends	(34,589)	(29,476)
Purchase of unrestricted stock from employees	(3,127)	(3,075)
Purchase of unrestricted stock under repurchase program	(49,744)	(14,887)
Net Cash Flows used in Financing Activities	(87,460)	(47,438)

Net Increase in Cash and Cash Equivalents	25,345	93,431

Cash and Cash Equivalents at Beginning of Period	$134,936	$53,789
Cash and Cash Equivalents at End of Period	$160,281	$147,220

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$69,423	$68,119
Non-cash activities:
Unpaid liability to acquire equipment and software	$923	$1,053